Exhibit 10.1

STRYKER CORPORATION

EXECUTIVE BONUS PLAN

            The purpose of this Stryker Corporation Executive Bonus Plan (the "Plan") is to enhance the Company's ability to attract and retain highly qualified executives, to provide additional financial incentives to such executives and to promote the success of the Company and its subsidiaries through awards of incentive compensation that satisfy the requirements for performance-based compensation under Section 162(m) of the Code.

 1.  Definitions. As used herein, the following terms shall have the respective meanings indicated:

(a)  "Adjusted Operating Income" shall mean Operating Income increased by the amount of any in-process research and development charges reflected in such Operating Income.

(b)  "Board" shall mean the Board of Directors of the Company.

(c)  "Code" shall mean the Internal Revenue Code of 1986, as amended, or the corresponding provisions of any subsequent federal internal revenue law.

(d)  "Committee" shall mean the Compensation Committee of the Board or such other committee as may be appointed by the Board to administer the Plan that is comprised of not less than two directors of the Company, each of whom is an "outside director" within the meaning of Section 162(m) of the Code and Section 1.162-27(e)(3) of the Regulations.

(e)  "Company" shall mean Stryker Corporation, a Michigan corporation.

(f)  "Eligible Executive" shall mean the Company's Chief Executive Officer and other executive officers of the Company who are or may be "covered employees" of the Company as defined in Section 162(m) of the Code.

(g)  "Fiscal Year" or "Fiscal Quarter" shall mean a fiscal year or fiscal quarter, respectively, of the Company.

(h)  "Formula Bonus" shall mean, for each Performance Period, a maximum Incentive Bonus of 0.75% of the Adjusted Operating Income per individual for such Performance Period.  Notwithstanding the foregoing, (i) with respect to any Participant the Committee may in its sole discretion substitute within the applicable time frame described in Section 3 below a percentage smaller than 0.75% for purposes of this definition, and (ii) in no event shall the amount awarded under the Plan for any Participant on account of any Fiscal Year exceed $12,000,000.

(i)  "Incentive Bonus" shall mean, for each Participant, a bonus to be paid under the Plan in the amount determined by the Committee pursuant to Sections 5 and 6 below.

(j)  "Operating Income" shall mean, for any Fiscal Quarter or Fiscal Year, the Operating Income reported in the Company's quarterly or annual earnings release, as applicable.   In the event that the Company's earnings release with respect to any Fiscal Year is delayed beyond March 15 of the next following year, Operating Income and Adjusted Operating Income for such Fiscal Year shall be determined in good faith by the Committee.

            (k)  "Participant" shall mean, with respect to any Performance Period, an Eligible Executive who is designated as a Participant in the Plan for such Performance Period in accordance with Section 3.

            (l)  "Performance Period" shall mean a Fiscal Year or any other period designated by the Committee with respect to which an award is granted under the Plan.  In the event the Committee determines that an individual is first eligible for the Plan after the first day of a Fiscal Year because of commencement of employment or promotion, the first Performance Period for such individual shall commence on the first day of the Fiscal Quarter coinciding with or next following the day on which such individual first becomes eligible for the Plan.

            (m)  "Regulations" shall mean the Treasury Regulations promulgated under the Code, as amended from time to time.

 2.  Administration of the Plan. The Plan shall be administered by the Committee, which shall have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select Participants, to determine the amount of any Incentive Bonus, and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Committee's interpretation of the Plan, and all actions taken within the scope of its authority, shall be final and binding on the Company, its stockholders, Participants, employees, former employees, and their respective successors and assigns. Such authority shall include the right to exercise discretion to reduce, at any time prior to the payment thereof, the Incentive Bonus payable to any Participant to any amount, including zero, that is below the Formula Bonus; provided, however, that the exercise of such discretion with respect to any Participant shall not have the effect of increasing the Incentive Bonus payable to any other Participant.   Decisions of the Committee shall be final, conclusive and binding on all persons or entities, including the Company, its subsidiaries, any Participant and any person claiming any benefit or right under the Plan.  No member of the Committee shall be eligible to participate in the Plan.

 3.  Participation and Performance Goals.   Not later than the Applicable Deadline with respect to a Performance Period, the Committee shall (a) designate the Eligible Employees who are Participants in the Plan for such Performance Period, and (b) affirm, in writing, the formula governing each such Participant's Formula Bonus for such Performance Period.  The "Applicable Deadline" shall mean the 90th day of the Performance Period; provided, however, that in the event that the Committee determines that an individual is eligible for the Plan after the end of such 90 day period because of commencement of employment or promotion resulting in the individual's becoming an Executive during the Performance Period, the Applicable Deadline shall mean 30 days following such determination (or, if earlier, prior to the expiration of 25% of the performance period to which such bonus will relate).

 4.  Committee Certification. As soon as reasonably practicable after the end of each Performance Period of the Company, but in no event later than March 15 following the end of such Performance Period, the Committee shall certify, in writing, the level of Adjusted Operating Income achieved for such Performance Period and the dollar amount of the Formula Bonus for each Participant in the Plan for such Performance Period.

 5.  Determination of Incentive Bonus Amount.   At any time before an Incentive Bonus for a Performance Period is paid, the Committee may, in its sole discretion and taking into consideration such factors as it deems appropriate (which may include the degree to which objective and subjective performance goals and other criteria have been attained for such Performance Period), determine to pay a Participant an Incentive Bonus that is less than the Formula Bonus, or to pay no Incentive Bonus. The amount by which any Formula Bonus is reduced shall not be paid to any other Participant.

             6.  Payment of Incentive Bonus.  An Incentive Bonus shall be paid in either cash, unrestricted or restricted shares of Company stock (which may be provided under a shareholder-approved stock plan of the Company, subject to the terms and conditions of such plan or program), or a combination of the foregoing.  The payment of an Incentive Bonus shall be made at such time as the Committee determines in its sole discretion, which shall in no event later than March 15 following the Performance Period to which such Incentive Bonus relates unless the Committee, in its sole discretion, provides for the deferral of an Incentive Bonus under a nonqualified deferred compensation program maintained by the Company, subject to the terms and conditions of such plan or program.

             7.  No Right to Bonus or Continued Employment. Neither the establishment of the Plan, the provision for or payment of any amounts hereunder, nor any action of the Company, the Board or the Committee with respect to the Plan shall be held or construed to confer upon any person (a) any legal right to receive, or any interest in, an Incentive Bonus or any other benefit under the Plan or (b) any legal right to continue to serve as an officer or employee of the Company or any subsidiary or affiliate of the Company. The Company expressly reserves any and all rights to discharge any Participant without incurring liability to any person under the Plan or otherwise. Notwithstanding any other provision hereof and notwithstanding the fact that the stated performance goal has been achieved or the individual Incentive Bonus amounts have been determined, the Company shall have no obligation to pay any Incentive Bonus hereunder unless the Committee otherwise expressly provides by written contract or other written commitment.

             8.  Withholding. The Company shall have the right to withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy any applicable federal, state, local or foreign withholding tax requirements imposed with respect to the payment of any Incentive Bonus.

             9.  Nontransferability. Except as expressly provided by the Committee, the rights and benefits under the Plan are personal to the Participant and shall not be subject to any voluntary or involuntary alienation, assignment, pledge, transfer or other disposition.

10.  Unfunded Plan. The Company shall have no obligation to reserve or otherwise fund in advance any amounts that are or may in the future become payable under the Plan. Any funds that the Company, acting in its sole and absolute discretion, determines to reserve for future payments under the Plan may be commingled with other funds of the Company and need not in any way be segregated from other assets or funds held by the Company. A Participant's rights to payment under the Plan shall be limited to those of a general creditor of the Company.

11.  Repayment/Forfeiture of Incentive Bonus.  If the Company, as a result of misconduct, is required to prepare an accounting restatement due to material noncompliance with any financial reporting requirement under the securities laws, then (a) any Participant whose Incentive Bonus is subject to automatic forfeiture due to such misconduct and restatement under Section 304 of the Sarbanes-Oxley Act of 2002, and (b) any Participant who the Committee determines either knowingly engaged in or failed to prevent the misconduct, or whose actions or in actions with respect to the misconduct and restatement constituted gross negligence, shall be required to reimburse the Company the amount of any payment of any Incentive Bonus earned or accrued during the twelve month period following the first public issuance or filing with the SEC (whichever first occurred) of the financial document embodying such financial reporting requirement.  To the extent such Incentive Bonus was deferred under a nonqualified deferred compensation plan maintained by the Company rather than paid to the Participant, the amount of bonus deferred (and any earnings thereon) shall be forfeited.

12.  Adoption, Amendment, Suspension and Termination of the Plan.

(a)  Subject to the approval of the Plan by the Company's stockholders, the Plan shall be effective January 1, 2007 and shall continue in effect until terminated as provided below. Upon such approval of the Plan by the Company's stockholders, all Incentive Bonuses awarded under the Plan on or after January 1, 2007 shall be fully effective as if the stockholders had approved the Plan on or before January 1, 2007.  If the Plan is not approved by stockholders at the Company's 2007 Annual Meeting of Stockholders, the Plan and any awards granted under the Plan shall be null and void and of no effect.

(b)  Subject to the limitations set forth in paragraph (c) below, the Board may at any time suspend or terminate the Plan and may amend it from time to time in such respects as the Board may deem advisable, subject to any requirement for stockholder approval imposed by applicable law, including Section 162(m) of the Code.

            (c)  No amendment, suspension or termination of the Plan shall, without the consent of the person affected thereby, materially, adversely alter or impair any rights or obligations under any Incentive Bonus previously awarded under the Plan.

            13.  Section 162(m).  If any provision of this Plan would cause an Incentive Bonus not to constitute "qualified performance-based compensation" under Section 162(m) of the Code, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect. It is intended that this Plan and all Incentive Bonuses hereunder be administered in a manner that will comply with Section 409A of the Code, including proposed, temporary or final Regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto. The Committee is authorized to adopt rules or regulation deemed necessary or appropriate to qualify for an exception from or to comply with the requirements of Section 409A of the Code.

            14.  Governing Law. The validity, interpretation and effect of the Plan, and the rights of all persons hereunder, shall be governed by and determined in accordance with the laws of the State of Michigan, other than the choice of law rules thereof.